Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Geokinetics Inc.:

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement (No. 333-130777) on Form S-1 of Geokinetics Inc. of our report dated April 17, 2006, except for paragraph 4 of Note 1, for which the date is June 8, 2006, related to our audit of the consolidated financial statements included in and incorporated by reference in the Annual Report on Form 10-K of Geokinetics Inc. for the year ended December 31, 2005. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ FITTS, ROBERTS & CO., P.C.
Houston, Texas
June 8, 2006